Exhibit 10.1

AMENDMENT NO. 1 TO STOCK BONUS AGREEMENT

This Amendment No. 1 To Stock Bonus Agreement (this “Amendment”) is made and entered into effective as of July 31, 2014 by and between RealPage, Inc., a Delaware corporation (the “Company”), and Stephen T. Winn (“Executive”) and amends the Stock Bonus Agreement dated February 24, 2014 between the Company and Executive (the “Agreement”). All capitalized terms not otherwise defined herein have the meanings set forth in the Agreement.
Recitals

A.	The Company and Executive are parties to the Agreement.

B.	The parties desire to amend the Agreement to modify the date on which the shares of restricted stock are issued to Executive and to modify the vesting requirements of the shares.

C.	Section 10 of the Agreement provides that the Agreement may be amended by a writing signed by the Company and Executive.

Agreement

In consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.    Section 1 of the Agreement shall be amended and restated in its entirety as follows:

“1.    Grant. The Company hereby agrees to issue to Executive pursuant to the Company’s 2010 Equity Incentive Plan, as amended and restated (the “Plan”), 200,000 shares of restricted stock of the Company (the “Shares”), which grant shall occur three days after the issuance of the Company’s earnings release for the second quarter of 2014. The Shares once issued shall be subject to the Company’s standard restricted stock agreement and satisfaction of the following vesting conditions:

Performance-Based Vesting Condition. (1) 100,000 Shares shall become eligible to vest if prior to July 1, 2017, the average closing price per share of the Company’s common stock for 20 consecutive trading days equals or exceeds $25.00 per share; and (2) 100,000 Shares shall become eligible to vest if prior to July 1, 2017 the average closing price per share of the Company’s common stock for 20 consecutive trading days equals or exceeds $30.00 per share. Shares that become eligible to vest, if any, are referred to herein as “Eligible Shares.”

Time-Based Vesting Condition. The Eligible Shares shall vest in equal installments quarterly over the year following the date they become Eligible Shares beginning on the first day of the next calendar quarter, subject to Executive’s remaining a Service Provider through each vesting date. However, all Eligible Shares shall be fully vested on July 1, 2017, or upon Change in Control, Death or Disability. The restricted stock shall accelerate and shall be fully vested, immediately prior to a Change in Control of the Company (as defined in the Plan) resulting in consideration per share of the Company's common stock equal to or in excess of $25.00 per share with respect to the first tranche of shares and $30.00 per share with respect to the second tranche of shares, respectively.

2.    Section 7 of the Agreement shall be amended and restated in its entirety as follows:
“7.    Rights as Stockholder. Neither Executive nor any person claiming under or through Executive has any of the rights or privileges of a stockholder of the Company in respect of any shares deliverable hereunder unless and until certificates representing any such Shares will have been issued and delivered to Executive or Executive’s broker, or the book-entry form evidencing such shares will have been recorded on the records of the Company or the transfer agents of the Company.”

3.    Except as specified in this Amendment, all terms and conditions of the Agreement shall continue in full force and effect.
4.    This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
5.    This Amendment shall be governed by and construed exclusively in accordance with the internal laws of the State of Delaware, excluding that body of law relating to conflict of laws.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.
COMPANY:

RealPage, Inc.

By:     /s/ Margot Carter____________________________
Margot Carter
Executive Vice President, Secretary and
Chief Legal Officer

EXECUTIVE:

/s/ Stephen T. Winn
Stephen T. Winn